EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-109261 and No. 333-32819 of LOGIC Devices Incorporated on Form S-8 and Registration Statement No. 333-16591 of LOGIC Devices Incorporated on Form S-3 of our report, dated November 29, 2006, relating to our audits of the financial statements and financial statement schedule for the year ended September 30 2006 and 2005, which appear in this Annual Report on Form 10-K of LOGIC Devices Incorporated for the years ended September 30, 2006 and 2005.

  /s/  Perry-Smith LLP

Sacramento, CA

December 21, 2007